EXHIBIT 23



CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File Nos. 33-48665 and 33-65316) of The Manitowoc Company, Inc. of our report dated June 16, 1999, relating to the financial statements of The Manitowoc Company, Inc. RSVP Profit Sharing Plan, which appears in this Form 11-K.


/s/ PricewaterhouseCoopers LLP
Milwaukee, Wisconsin
June 25, 1999